Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is effective as of September 8, 2006 (“Effective Date”), by and between Tanox, Inc. (“Tanox” or the “Company”) and Danong Chen (“Executive”). This Agreement may sometimes refer to Tanox and Executive singularly as a “Party” or collectively as the “Parties.”

WHEREAS, the Board of Directors of Tanox (“Board”) has previously determined that it is in the best interests of the Company and its shareholders to retain the Executive and to induce the employment of the Executive for the long-term benefit of the Company;

WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:

1. Employment and Duties of Executive

On the terms and subject to the conditions set forth in this Agreement, Tanox employs Executive as its President and Chief Executive Officer. Executive shall perform such duties, and have such power, authority, functions, and responsibilities for Tanox, as are commensurate and consistent with this position. Executive shall also have such additional powers, authority, functions, duties, and responsibilities as may be assigned, from time to time, by the Board. Executive shall report to the whole Board or its designee.

2. Place of Employment

Executive shall perform the required duties under this Agreement at the Company’s offices in the greater Houston, Texas metropolitan area, and in such other place or places to which Tanox may, from time to time, request Executive to travel in connection with the Executive’s duties under this Agreement.

3. Time to be Devoted to Executive’s Contractual Duties

Executive shall give Executive’s best efforts and endeavors, on a full time basis, to the discharge of Executive’s duties under this Agreement and shall not, at any time during Executive’s employment with Tanox, without the Board’s written permission, engage in any business activity other than the business activities permitted or required under this Agreement, or enter into the services of or be employed in any capacity or for any purpose by any individual, firm, association, organization, partnership (general or limited), corporation, limited liability company, or other party or legal entity other than the Company (or any affiliate of the Company), on a fee or salary, or other compensatory basis, it being the intention of the Company and Executive that the capacity in which Tanox hired Executive under this Agreement represents a full-time duty and responsibility. The foregoing shall not be interpreted to prohibit Executive from engaging in recreational, charitable, religious, or community service activities outside the scope of Executive’s employment under this Agreement, or from making passive investments in businesses or enterprises, so long as (i) such activities or investments, individually or in the aggregate, do not interfere or require services on the part of Executive that interfere with Executive’s performance of Executive’s duties and obligations under this Agreement; (ii) such activities or investments do not involve or relate to any activities or business in competition with the business of the Company or any affiliates of the Company, and (iii) Executive has complied with Paragraph 9 of this Agreement with respect to each such activity and investment.

4. Term of Employment

Executive’s employment shall be for an indefinite period and shall be terminable under the provisions of Agreement Paragraph 7.

5. Compensation of Executive

A. As compensation for the services and duties Executive is to perform under this Agreement, Tanox agrees to pay Executive a base salary (“Base Salary”) of $330,000 per annum, less applicable withholding and other lawful deductions, such salary to be payable semi-monthly in equal installments, in arrears, and otherwise in accordance with Tanox’s payroll policies in effect from time to time.

B. In February of each year, Executive shall be eligible for a bonus of up to 40% (the “Target Bonus Percentage”) of Executive’s Base Salary. The Board’s Compensation Committee will determine, in its sole discretion, based on the Company’s performance and on Executive’s performance, whether to pay Executive a bonus and, if so, what amount of the Target Bonus Percentage Executive will receive.

C. In February 2006, Tanox granted Executive a non-qualified option to acquire 100,000 shares of Tanox common stock at an exercise price equal to the closing share price on the date of grant. Additionally, based on the Company’s performance and on Executive’s performance, the Board’s Compensation Committee may, at its sole discretion, grant Executive Company stock or stock options in a separate written agreement at any time the Board’s Compensation Committee chooses to do so. This Agreement does not extinguish any previous written stock option agreements between Executive and the Company; however, it modifies any previous written stock option agreements as provided in Paragraph 7 of this Agreement.

D. Executive shall be authorized to incur, and shall be entitled to receive prompt reimbursement for, all reasonable expenses Executive incurs in performing Executive’s duties and carrying out the responsibilities under this Agreement, including business meals, entertainment, and travel expenses, provided that Executive complies with all of Tanox’s applicable policies, practices, and procedures related to the submission of expense reports, receipts, or similar documentation of those expenses. The Company shall reimburse Executive for such expenses in accordance with the Company’s policies.

E. During Executive’s employment with the Company, Executive shall be entitled to 28 days of annual personal time off (“PTO”) determined in accordance with the Company’s PTO policies in effect from time to time.

F. During Executive’s employment with the Company, Executive will be eligible for Tanox employee benefits in accordance with the Company’s employee benefit plans in effect from time to time.

G. During September 2006, the Board’s Compensation Committee will, at its sole discretion, review Executive’s performance and consider appropriate adjustment to Executive’s compensation. Additionally, the Board’s Compensation Committee may, from time to time, when it deems appropriate, consider and make appropriate adjustments to any aspect of Executive’s compensation by providing Executive written notice of the adjustment; provided that the amount of compensation shall not be less than that set forth in Paragraphs 5.A. and 5.B. Only the Board’s Compensation Committee will have the authority to adjust Executive’s compensation and this authority is at the Board Compensation Committee’s sole discretion.

H. No additional compensation (except the compensation referenced in this Agreement Paragraph 5) shall be due or payable by the Company to Executive under this Agreement, but nothing in this Agreement shall prohibit the Company from paying Executive any additional amount as a bonus or otherwise, as the Board’s Compensation Committee may, in its sole discretion, determine from time to time.

6. Covenants, Representations, and Warranties of Executive

A. Executive covenants and agrees that during Executive’s employment with the Company: (a) except as permitted under this Agreement, Executive will not engage, directly or indirectly, in any business other than the business of the Company, except at the Board’s direction or with the Board’s prior written approval; (b) all reports that the Board or the Company may request or require from Executive will be made truthfully and accurately, and Executive shall make, maintain, and preserve all records of the Company in accordance with Company policies; (c) Executive will fully account for all money, records, goods, products, and other property belonging to the Company of which Executive has custody, and will pay over and/or deliver same promptly whenever and however Executive may be directed to do so; and (d) Executive will (i) obey all applicable rules, regulations, and special instructions and (ii) be loyal and faithful to the Company at all times.

B. Executive acknowledges and agrees that Executive owes a fiduciary duty to the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship

C. Executive hereby represents and warrants to the Company that: (a) Executive is experienced in the subject matter of this Agreement and fully competent to exercise and discharge Executive’s duties and obligations under this Agreement; (b) Executive has all requisite licenses and permits, if any, required to perform Executive’s duties and obligations under this Agreement; and (c) Executive’s execution of this Agreement and the performance of Executive’s duties at Tanox do not violate the terms or conditions of any prior agreements to which Executive has been a party, and, at the time of execution of this Agreement, Executive is not a party to any employment or consulting agreements with any person or entity other than the Company.

7. Termination

The Board may, at its sole discretion, for any reason or no reason at all, terminate Executive’s employment at any time. Executive’s employment with Tanox may be terminated as outlined in Paragraphs 7.A. through 7.H.

A. Termination by the Company for other than Cause; Severance Benefits. If the Board terminates Executive’s employment for any reason other than Cause (defined below), Executive will be entitled to receive (i) Severance Benefits in an amount equal to (a) eighteen (18) months of Executive’s Base Salary (minus lawful withholdings); plus (b) $30,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose, and (ii) 18 months of accelerated vesting of Executive’s stock options under any stock option agreement(s) between Executive and Tanox (for example, if an option that vests over four years is vested with respect to 50% of the shares covered thereby at the time of termination (24/48 months), then, as a result of this clause (ii), such option shall be vested with respect to 87.5% of the shares (or 42/48 months), and all vested stock options shall be exercisable until the later of (a) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (b) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (c) such longer period (not to exceed 18 months following the Separation from Service (as defined below) as may be provided by the Treasury Department in the final regulations addressing Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code. The Severance Benefits shall be paid periodically in installments over the eighteen months following the Executive’s “separation from service” (within the meaning of Section 409A and the regulations issued thereunder) (“Separation from Service”), in accordance with Tanox’s regular payroll practices, provided that no payment shall be due under this Agreement unless: (I) prior to the 60th day after the effective date of Executive’s Separation from Service, Executive has signed a release agreement (“Release Agreement”) that the Company will provide in which Executive releases any possible claims against the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors, and assigns (collectively, the “Releasees”); and (II) prior to the 60th day after the effective date of Executive’s Separation from Service, the seven day revocation period in the Release Agreement has expired without Executive’s revocation. Notwithstanding the foregoing, if Executive’s employment is terminated for any reason other than Cause within one year after a Change of Control, Executive shall instead be entitled to the Change of Control Severance Benefits described in paragraph 7.D.

B. Termination by the Company for Cause. The Board may, on written notice, effective immediately, terminate Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean the following: (i) if Executive should be convicted of or pleads nolo contendre to any felony offense or to a crime that the Board determines, in its sole discretion, is a crime of moral turpitude (whether or not a felony); (ii) if Executive should commit willful misconduct (that is, done in bad faith or without reasonable belief that such action is in the best interest of the Company) or violate any law in connection with the performance of any of Executive’s duties, including, without limitation, (a) misappropriation of funds or property of the Company or any of its affiliates or customers, (b) securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, or (c) making any material misrepresentation to the Board, the Company, or any of the Company’s affiliates; (iii) if Executive materially violates or fails to comply with any written Company policy; (iv) if Executive materially breaches any term of this Agreement; or (v) the willful and continued failure or neglect of the Executive to substantially perform her duties with the Company (other than any such failure resulting from incapacity due to physical or mental disability). The Board shall not have Cause to terminate Executive’s employment under Paragraph 7.B. (iii), (iv), or (v) of this Agreement unless and until the Board provides written notice to Executive identifying Executive’s alleged violation of policy, breach of this Agreement, or failure to perform (or neglect of) any duty and Executive fails to cure such violation of policy, breach of this Agreement or failure to perform (or neglect of) any duty within 60 days. If Executive’s employment is terminated for Cause, no further compensation will be due Executive, other than salary accrued to the date of termination.

C. Executive’s Resignation for Any Reason. Executive may resign from employment with the Company at any time and for any reason or no reason at all. If Executive’s resignation is not for Good Reason (defined below), then no further compensation will be due Executive, other than salary accrued to the date of termination.

D. Executive’s Resignation for Good Reason; Change of Control Severance Benefits. Executive may terminate Executive’s employment voluntarily for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following: (i) a material reduction in Executive’s duties or responsibilities without the express written consent of the Executive; (ii) the Company’s material breach of this Agreement, or (iii) if, within one year following a Change of Control (as defined in paragraph E. below), the Company: (1) assigns to the Executive any duties inconsistent with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the first Change in Control of the Company; (2) removes the Executive from, or fails to re-elect or appoint the Executive to, any position with the Company that was held by the Executive immediately before the occurrence of the first Change in Control of the Company, except that a nominal change in the Executive’s title shall not constitute such an event; (3) takes any other action that results in a material diminution in such position, authority, duties or responsibilities; (4) reduces the Executive’s annual base salary as in effect immediately before the occurrence of the first Change in Control of the Company or as the Executive’s annual base salary may be increased from time to time after that occurrence (the “Base Salary”) or target bonus, provided that Good Reason shall not be deemed to exist where Base Salary or target bonus are reduced as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect the Executive; (5) relocates the Executive’s principal office outside of the metropolitan area of the City of Houston, Texas; or (6) purports to terminate the Executive’s employment by the Company unless notice of that termination shall have been given to the Executive pursuant to, and that notice shall meet the requirements of, clause B of this Paragraph 7. Executive shall not have Good Reason to resign under this paragraph 7.D. unless and until Executive provides the Company written notice of the Company’s action(s) that Executive believes to constitute Good Reason and the Company fails to cure within 60 days of receipt of Executive’s written notice of Good Reason. In the event that Executive resigns for Good Reason prior to a Change of Control, Executive will be entitled to receive the Severance Benefits referred to in paragraph 7.A hereof. In the event that Executive resigns for Good Reason following a Change of Control, Executive will be entitled to receive Change of Control Severance Benefits defined to consist of: (a) a lump sum payment equal to eighteen (18) months (twenty four (24) months, if the Change of Control occurs after February 1, 2011) of Executive’s Base Salary (minus lawful withholdings); (b) a lump sum payment equal to 1.5 times (2.0 times, if the Change of Control occurs after February 1, 2011) the dollar amount of Executive’s full Target Bonus Percentage (minus lawful withholdings); (c) a lump sum payment of $30,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose; and (d) accelerated vesting of Executive’s stock options under any stock option agreement(s) between Executive and Tanox, meaning that all outstanding but unvested stock options shall be accelerated and fully vested, and all vested stock options shall be exercisable until the later of (i) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (ii) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (iii) such longer period (not to exceed 18 months following the Separation from Service) as may be provided by the Department of Labor in the final regulations addressing Section 409A of the Code; provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code. Subject to paragraph 7.H hereof, the Change of Control Severance Benefits shall be payable on the 60th day after the effective date of Executive’s Separation from Service; provided, however, no payment under this Agreement shall be due unless on or before such payment date (a) Executive has signed a Release Agreement, and (b) the seven day revocation period in the Release Agreement has expired without Executive’s revocation.

E. Definition of “Change of Control”. A “Change in Control” shall be deemed to have occurred on the date that one or more of the following occurs:

(i) Individuals who, on the date hereof, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

(ii) The stockholders of the Company shall approve (1) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (a) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate fifty one percent (51%) or more of (I) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Entity”) (or of its ultimate parent corporation or other entity, if any), and (II) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (b) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (2) any plan or proposal for the liquidation or dissolution of the Company; or

(iii) Any Person other than Nancy T. Chang or Tse Wen Chang shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than forty percent (40%) of either (1) the then outstanding shares of common stock of the Company (“Common Stock”) or (2) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii):

(a) Solely as a result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (I) the proportionate number of Common Stock beneficially owned by any Person to more than forty percent (40%) of the Common Stock then outstanding, or (II) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than forty percent (40%) of the Combined Voting Power of all then outstanding Voting Securities; or

(b) Solely as a result of an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company,

(c) provided, further, that if any Person referred to in paragraph (a) or (b) of this Subsection (iii) shall thereafter become the beneficial owner of any additional Common Stock or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iii).

(iv) For purposes of the definition of “Change in Control”:

(1) “Affiliate” shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”), or any successor rule.

(2) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

(3) “Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiaries for or pursuant to the terms of any such plan.

(4) “Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

F. Death of Executive. This Agreement will terminate automatically on the death of the Executive and no further compensation will be due Executive, other than salary accrued to the date of termination.

G. Return of Company Property and Information. Executive agrees that on termination of Executive’s employment with Tanox, for any reason, Executive will immediately surrender and turn over to the Company all tangible and intangible Company property, including, without limitation, keys, credit cards, calling cards, access cards, identification cards, Confidential Information (defined below), Intellectual Property (defined below), computers, personal digital assistants, cell phones, computer software, computer hardware, equipment, books, records, forms, mailing lists, client lists, potential client lists, specifications, formulae, data, processes, papers, and writings related to the Company’s business, and all other property belonging to the Company together with all copies of the foregoing, it being understood and agreed that the same are the Company’s sole property.

H. Specified Employee. Notwithstanding anything in this Paragraph 7 to the contrary, in the event that Executive is a “Specified Employee” (as that term is defined under

Section 409A of the Code and the regulations issued thereunder) at the time Executive becomes entitled to any Severance Benefits under this Paragraph 7, no amounts shall be paid to Executive under this Paragraph 7 until the date that is six months and one day following the Executive’s Separation from Service.

8. Intellectual Property and Confidential Information

A. Executive agrees that all ideas, improvements, inventions, discoveries, biological materials, systems, formulations, techniques, formulas, devices, methods, processes, programs, designs, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, software programs, business slogans, and other things of value conceived, reduced to practice, made or learned by Executive, either alone or with others, while employed by the Company and for twelve (12) months thereafter that relate to the Company’s business and/or the business of affiliates of the Company (hereinafter collectively referred to as the “Intellectual Property”) belong to and shall remain the sole and exclusive property of the Company forever. Executive hereby assigns to the Company all of Executive’s right, title, and interest to all such Intellectual Property.

B. Executive agrees to keep daily, written, and witnessed records of the conception and reduction to practice of all inventions Executive directly participates in developing. Further, Executive agrees to promptly and fully disclose all Intellectual Property in writing to the Company.

C. Executive agrees, without additional compensation, to cooperate and do all lawful things requested by the Company to protect Company ownership rights in all Intellectual Property. The Company shall compensate Executive at a reasonable rate for the time actually spent by Executive in response to such requests after termination of Executive’s employment with the Company. If the Company is unable for any reason to secure Executive’s signature on any document needed, Executive hereby irrevocably designates the Company and its duly authorized officers and agents as Executive’s agent to act for and on Executive’s behalf to do all lawfully permitted acts to further the purposes of this Paragraph with the same legal force and effect as if executed by Executive.

D. Executive warrants that no Intellectual Property has been conceived, reduced to practice, made, or learned by Executive prior to Executive’s employment with Tanox.

E. At the inception of Executive’s employment relationship under this Agreement, and continuing on an ongoing basis, the Company agrees to provide Executive with certain inventions (including patent applications that have not been published), trade secrets, know-how, technology, processes, experimental procedures and results, research information, clinical trial information and data, employee records, pricing information, marketing information, financial information, Company strategy information and business plans, and other sensitive, proprietary, or confidential information concerning the business of the Company, its affiliates or third parties to whom the Company owes confidentiality obligations (hereafter collectively referred to as “Confidential Information”) that the Company desires to protect, and that Executive has not had access to or knowledge of before the execution of this Agreement. Executive acknowledges and agrees that Executive has not previously had access to or knowledge of this Confidential Information before the execution of this Agreement. In exchange for the Company’s promises to provide Executive with Confidential Information, Executive shall not during the period of Executive’s employment with the Company or at any time thereafter, disclose to anyone, publish, or use for any purpose, any Confidential Information or Intellectual Property, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Board.

F. This Agreement does not supersede any prior or other confidentiality duties Executive owes to the Company (whether under written agreements, Company policies, applicable law, or any other means), but is in addition thereto, and any such prior confidentiality duties continue unabated.

G. Executive’s confidentiality duty does not apply information that is (i) in the public domain or becomes part of the public domain through no fault of Executive or (ii) was known by Executive prior to Executive’s association with the Company, as evidenced by written records existing at that time.

H. The provisions of Paragraph 8 shall survive any termination or expiration of this Agreement, and the termination of Executive’s employment with the Company (for whatever cause or reason).

9. Restrictive Covenants

Executive agrees that to protect Tanox’s Confidential Information, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between Tanox and Executive in Paragraph 8.E.

A. Executive acknowledges that the field of pharmaceutical research, development, and sales in which Tanox is engaged is very competitive. Executive further acknowledges that Tanox’s field of operations is global, and Tanox has competitors and/or potential competitors throughout the world. Thus, the covenants in this Section are intended to be worldwide restrictions. Accordingly, Executive hereby agrees that, to protect the Company’s Confidential Information, during Executive’s employment with Tanox and for a period of twelve (12) months thereafter (the “Restrictive Period”), she will not be engaged, directly or indirectly, as an executive, consultant or an employee of an enterprise in the business of researching, inventing, manufacturing, marketing, selling or developing products that are directly competitive with those the Company was researching, developing or selling (including Xolair®) during her employment (collectively “Company Products”) if Executive possesses Confidential Information that could be used to enhance the development or marketing of such products. For this purpose, a product shall be considered directly competitive with a Company Product only if it is an antibody product developed or marketed for use in treating the same disease or condition for which a Company Product has been developed or marketed that addresses the same biological or pharmacological target. Further, as part of the consideration paid to Executive hereunder, Executive hereby agrees that during the Restrictive Period she will not take any action intended to induce any employee of the Company to terminate his or her employment with the Company.

B. In addition to and without limiting the foregoing, during the Restrictive Period, Executive shall provide the Company with written notice prior to engaging in any activity, as an employee, consultant or in any other capacity, on Executive’s behalf or for any person, association, or entity, that a reasonable person would view as being competitive with the business of the Company.

C. Executive agrees that the restrictions stated in this provision are reasonably required to protect the good will and other legitimate business interests of the Company, given the Confidential Information of the Company that she possesses and shall possess in the future as a result of her service under this Agreement. In addition, the restrictions are narrowly tailored such that they are no greater than necessary to protect the good will and other legitimate business interests of the Company.

10. Notice

Any and all notices permitted or required to be given under the terms of this Agreement shall be in writing and may be served by certified mail, with return receipt requested and proper postage prepaid, addressed to the Party to be notified at the appropriate address specified below, or by delivering the same in person to such Party, or by prepaid telegram addressed to the Party to be notified at said address, or by Federal Express or another nationally-recognized courier service addressed to the Party to be notified at said address. Notice given by certified mail as aforesaid shall be deemed given and received three (3) days after mailing, whether or not actually received. Any notice given in any other above authorized manner shall be deemed received on actual receipt; but shall also be deemed received on attempted delivery if such delivery is not accepted. The addresses of the Parties are as follows:

If to the Company:	Tanox, Inc.
10555 Stella Link
Houston, Texas 77025
Attention: Board of Directors
With copy to: General Counsel
If to Executive:	Danong Chen
5138 Cheena
Houston, Texas 77096

The address of any Party may be changed by notice given in the manner provided in this Paragraph.

11. General Provisions

A. This Agreement may not be assigned by Executive. This Agreement may be assigned in whole or in part by the Company to a successor in interest. Executive expressly agrees to honor and accept such assignment or other transfer and, on the consummation thereof, to attorn to the Company’s assignee and to perform Executive’s duties and obligations under this Agreement for the benefit of the Company’s assignee as if the Company’s assignee were the Company. Executive further agrees that, on the consummation of such assignment or other transfer, all references in this Agreement to the Company shall become and shall be deemed to be references to the Company’s assignee and the Company shall be relieved of all obligations under this Agreement.

B. This Agreement shall be governed by, construed, and enforced in accordance with the internal, local laws, of the State of Texas (without regard to conflicts of law rules) and the obligations of the Company and Executive shall be performable in the State of Texas. The Parties agree that proper jurisdiction and venue for any dispute arising under this Agreement are in state or federal court in Harris County, Texas.

C. Subject to Paragraph 8.F., this Agreement contains the entire agreement between the Parties relative to the subject matter hereof and supersedes and replaces all prior communications and agreements (oral or written) between Executive and the Company, except as expressly provided in this Agreement. Except as expressly provided in this Agreement, no variation, modification, or change of this Agreement shall be binding upon either Party hereto unless set forth in a document duly executed by both Parties.

D. This Agreement is intended to express the Parties’ mutual intent, and irrespective of the Party preparing this document, no rule of construction shall be applied against such Party, as both Parties have actively participated in the preparation and negotiation of this Agreement.

E. No Party’s waiver of the other Party’s breach of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure on either Party’s part to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure or default continues, shall not constitute a waiver by such Party of such Party’s rights under this Agreement.

F. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

G. This Agreement shall inure to the benefit of and be binding on the undersigned Parties and their respective permitted successors and permitted assigns. Whenever, in this instrument, a reference to any Party is made, such reference shall be deemed to include a reference to such Party’s permitted successors and permitted assigns; however, neither this Paragraph 11.G. nor any other portion of this Agreement shall be interpreted to constitute a consent to any assignment or other transfer of this Agreement or any part hereof other than pursuant to and in accordance with this Agreement’s other provisions.

H. The prevailing Party in any dispute between the Parties to this Agreement, arising out of the interpretation, application, or enforcement of any provision of this Agreement, shall be entitled to recover all of its reasonable attorneys’ fees and costs, whether suit be filed or not, including, without limitation, costs and attorneys’ fees related to or arising out of any arbitration, administrative proceedings, trial, or appellate proceedings, or petition for review before any other court or administrative body.

I. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements under Section 409A of the Code, and any regulations or other guidance issued thereunder, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

EXECUTED, in multiple counterparts, each of which shall have the force and effect of an original, on the Effective Date.

TANOX, INC.

By:	/s/ Julia Brown	/s/ Danong Chen
Printed Name:	Julia Brown	Danong Chen
Title:	Tanox Board Compensation Committee Chair

Date: September 8, 2006		Date: September 8, 2006